SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2010

Nu Horizons Electronics Corp.
(Exact name of registrant as specified in its charter)

DELAWARE	1-8798	11-2621097
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

70 Maxess Road, Melville, New York	11747
(Address of principal executive offices)	(Zip Code)

(631) 396-5000
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07       Submission of Matters to a Vote of Security Holders.

At a special meeting of stockholders held on December 7, 2010, stockholders of Nu Horizons Electronics Corp. (the “Company”) voted on the matters set forth below.  Each proposal is described in the definitive proxy statement, which was filed by the Company with the Securities and Exchange Commission on October 29, 2010 and amended on November 15, 2010.  Each issued and outstanding share of the Company’s common stock was entitled to one vote on the proposals voted on at the meeting.  As of October 25, 2010, which was the record date for the special meeting, 18,524,534 shares of the Company’s common stock were issued and outstanding.  A quorum was present at the special meeting.

1.
The proposal to adopt the agreement and plan of merger, dated as of September 19, 2010 by and among the Company, Arrow Electronics, Inc. ("Arrow"), and Neptune Acquisition Corporation, Inc., a Delaware corporation and a wholly-owned subsidiary of Arrow (the “Merger Agreement”), was approved based upon the following votes:

For	Against	Abstain	Broker Non-Votes
15,682,613	52,429	6,044	0

2.
The proposal to adjourn the special meeting for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement, was approved based on the following votes:

For	Against	Abstain	Broker Non-Votes
15,326,089	410,432	4,565	0

Adjournment of the special meeting was not necessary or appropriate because there were sufficient votes present at the time of the special meeting to adopt the Merger Agreement.

Item 8.01        Other Events.

On December 7, 2010, the Company issued a press release announcing that, at a special meeting of stockholders held on December 7, 2010, its stockholders voted to adopt the Merger Agreement.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Press release dated December 7, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Nu Horizons Electronics Corp.
(Registrant)

Date: December 7, 2010	By:	/s/ Kurt Freudenberg
	Name:	Kurt Freudenberg
	Title:	Chief Financial Officer